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                                                                   Exhibit 10.a.


                              AMENDED AND RESTATED
                  RETENTION/SEVERANCE/NON-COMPETITION AGREEMENT

                         As of __________________, 2000


_________________________
_________________________
_________________________


Dear ____________________:

         Recently, Huffy Corporation (the "Company") announced it was exploring strategic alternatives for the Company with PaineWebber Incorporated which strategic alternatives could include the sale of the Company pursuant to an asset and/or stock sale or pursuant to asset or stock sales of the Huffy Companies (hereinafter defined) (the "Transactions"). The Board of Directors considers you a key officer of the Company and needs your best efforts, skills and dedication not only in the event of a Change of Control (hereinafter defined) of the Company but also in connection with the other types of Transactions to assure that the best interests of all shareholders are protected, as determined by the Board of Directors. The Board of Directors recognizes that the course of action which it decides upon and which you will be responsible to implement may be contrary to your own personal interests and needs. In order to assure the availability of your best efforts, skills and dedication which are required in order to effect the Transactions to obtain the most beneficial outcome for the shareholders, the Company wishes to amend the Letter Agreement, dated ________________, as amended by letter agreement dated September 9, 1997, and to fully restate such Agreement as an amended and restated retention/severance/non-competition agreement herein (the "Agreement") in order to retain your services, provide you with income protection in the event of termination of your employment following a Transaction, and obtain from you an agreement of non-competition. Specifically, the Company shall be bound, in consideration of your continued services, as follows:

        1. Upon the occurrence of any of the five events (herein called "Trigger Events") set out in Section 3 below, the Company shall immediately compute the amount of Severance Payment, as defined in
            Section 2 below ("Severance Payment"), and the Company shall immediately:

            (a) acquire and deliver to you a non-assignable irrevocable letter of credit in an amount equal to the Severance Payment naming you as a beneficiary ("Letter of Credit"). The Letter of Credit shall be issued by a major commercial bank (e.g., Bank One, NA), and shall be redeemable by you upon the terms described herein for a period of two (2) years following the occurrence of any of the events described in Section 4(a). If needed, the Company shall renew
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               the Letter of Credit from time to time so that you always have a current Letter of Credit.

           (b) If the Company is unable to cause the Letter of Credit to be promptly issued, the Company shall immediately pay to an escrow account at Bank One, NA or a similar financial institution (the "Escrow Agent") an amount equal to the Severance Payment.

        2. (a) As used herein, Severance Payment shall mean an amount equal to
               2.99 times your "base amount" as defined in Section 280G(b)(3) of the Internal Revenue Code of 1986, as amended.

           (b) (i) Notwithstanding the foregoing, in the event an independent nationally recognized public accounting firm (the "Accounting Firm") shall determine that receipt of all Payments (as defined below) would subject you to the Excise Tax, the Severance Payment shall be reduced (but not below zero) to meet the definition of Reduced Amount. The Accounting Firm shall make its determination of whether such a reduction is required within 20 days of a termination of your employment giving rise to a right to receive the Severance Payment. The Accounting Firm shall also make a determination, within 20 days after the occurrence of any Transaction, whether you will be subject to the Excise Tax with respect to any Payments other than the Severance Payments.

               (ii) Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined pursuant to the last sentence of Section 2(b)(i) above, or as a result of a proceeding described in Section 2(b)(iii) below, that any Payment is subject to the Excise Tax, then you shall be entitled to receive an additional payment from the Company (the "Gross-Up Payment"), within 5 days after such determination, in an amount such that, after you pay all taxes (and any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, you retain an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.



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               (iii) You shall notify the Company in writing of any claim by the
                     Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable, but no later than 10 business days after you are informed in writing of such claim. You shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. You shall not pay such claim prior to the expiration of the 30-day period following the date on which you give such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies you in writing prior to the expiration of such period that the Company desires to contest such claim, you shall:

                     (i) give the Company any information reasonably requested by the Company relating to such claim,

                     (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                     (iii) cooperate with the Company in good faith in order effectively to contest such claim, and

                     (iv) permit the Company to participate in any proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest, and shall indemnify and hold you harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 2(b)(iii), the Company shall control all proceedings taken in connection with such contest, and, at its sole discretion, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the applicable taxing authority in respect of such claim and may, at its sole discretion, either direct you to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and you agree to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided,


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                            however, that, if the Company directs you to pay
                            such claim and sue for a refund, the Company shall advance the amount of such payment to you, on an interest-free basis, and shall indemnify and hold you harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties) imposed with respect to such advance or with respect to any imputed income in connection with such advance; and provided, further, that any extension of the statute of limitations relating to payment of taxes for the taxable year with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which the Gross-Up Payment would be payable hereunder, and you shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                     (v) If, after you receive an amount advanced by the Company pursuant to Section 2(b)(iii), you become entitled to receive any refund with respect to such claim, you shall (subject to the Company's complying with the requirements of Section 2(b)(iii)) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after you receive an amount advanced by the Company pursuant to Section 2(b)(iii), a determination is made that you are not entitled to any refund with respect to such claim and the Company does not notify you in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

                     (vi)   Notwithstanding any other provision of this
                            Section 2(b), the Company may, in its sole discretion, withhold and pay over to the Internal Revenue Service or any other applicable taxing authority, for your benefit, all or any portion of the Gross-Up Payment, and you hereby consent to such withholding.

                     (vii) All fees and expenses of the Accounting Firm in implementing the provisions of this Section 2(b) shall be borne by the Company. All determinations made by the Accounting Firm


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                            under this Section shall be binding upon the Company
                            and on you.

                     (viii) Definitions. The following terms shall have
                            the following meanings for purposes of this Section 2(b)(iii):

                            "Code" means the Internal Revenue Code of 1986, as amended.

                            "Excise Tax" shall mean the excise tax imposed by
                            Section 4999 of the Code, together with any interest or penalties imposed with respect to such excise tax.

                            A "Payment" shall mean any payment or distribution in the nature of compensation (within the meaning of Section 280G(b)(2) of the Code) to you or your benefit, whether paid or payable pursuant to this Agreement or otherwise.

                            "Reduced Amount" shall mean an amount expressed in Present Value that maximizes the aggregate Present Value of the Severance Payment without causing any Payment to be subject to the Excise Tax.

                            "Present Value" of a Payment shall mean the economic present value of a Payment as of the date of the change of control for purposes of Section 280G of the Code, as determined by the Accounting Firm using the discount rate required by Section 280G(d)(4) of the Code.

        3. The five Trigger Events are as follows:

           (a) Common Stock of the Company has been acquired other than directly from the Company in exchange for cash or property by any person who thereby becomes the owner of more than 20% of the Company's outstanding shares of Common Stock, except if the acquisition of such Common Stock is the result of an acquisition by the Company of a business or an entity, such acquisition having been approved by the Board of Directors and shareholders, as appropriate, with all or part of the purchase price consisting of more than 20% of the Company's outstanding shares of Common Stock; or

           (b) Any person has made a tender offer for, or a request for invitations for tenders of, shares of Common Stock of the Company; or


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           (c) Any person forwards or causes to be forwarded to shareholders of the Company one or more proxy statements in any period of twenty-four (24) consecutive months, soliciting proxies to elect to the Board of Directors of the Company two or more candidates who were not nominated as candidates in a proxy statement forwarded to shareholders during such period by the Board of Directors of the Company.

           (d) The execution of an agreement by the Company, the consummation of which would result in the occurrence of a Change of Control; or

           (e) The adoption by the Board of Directors of a resolution that a Change of Control has occurred.

        4. If your employment is terminated, other than for disability, retirement on or after the date you reach normal retirement age, or death, within two years (y) by the Company without Cause or (z) by you for Good Reason after (i) the occurrence of a Change of Control described in clause (d) of Section 3 or (ii) the execution by the Company of definitive agreements to dispose of all or substantially all of the assets or stock of two or more of the Huffy Companies (as defined below), or (iii) a Change of Control, you shall have the right to receive the Severance Payment, within 30 days after your written demand therefor. For these purposes, "Cause" shall mean (A) your willful and continued failure to perform substantially your duties as an employee of the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to you by the Board or the Chief Executive Officer of the Company that specifically identifies the manner in which the Board or the Chief Executive Officer of the Company believes that you have not substantially performed your duties, or (B) your willfully engaging in illegal conduct or gross misconduct that is materially and demonstrably injurious to the Company. For these purposes, no act, or failure to act, on your part shall be considered "willful" unless it is done, or omitted to be done, by you in bad faith and without reasonable belief that your action or omission was in the best interests of the Company. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer of the Company or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by you in good faith and in the best interests of the Company. The cessation of your employment shall not be deemed to be for Cause unless and until there shall have been delivered to you a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to you and you are given an opportunity, together with your counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, you are guilty of the conduct described above, and specifying the particulars thereof in detail.


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           "Good Reason:" means:

                    (1) the assignment to you of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements, such reporting requirements to be to the same or comparable position), authority, duties or responsibilities as contemplated by Exhibit A, attached hereto and made a part hereof, or any other diminution in such position, authority, duties or responsibilities (whether or not occurring solely as a result of the Company's ceasing to be a publicly traded entity) or any other act or omission by the Company which substantially changes the terms or conditions of your employment, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                    (2) any failure by the Company to comply with any of the
                        provisions of the required compensation set forth on Exhibit B, attached hereto and made a part hereof, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and that is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                    (3) the Company's requiring you (i) to be based at any
                        office or location other than as provided in Exhibit A,
                        (ii) to be based at a location other than the current principal executive offices of the Company on the day prior to the Change of Control if you were employed at such location immediately preceding the Effective Date, or (iii) to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

                    (4) any purported termination by the Company of your
                        employment otherwise than as expressly permitted by this Agreement; or

                    (5) any failure by the Company to comply with and satisfy
                        Section 11(b) herein.

           For purposes of this Section 4, any good faith determination of Good Reason made by you shall be conclusive. Anything in this Agreement to the contrary notwithstanding, a termination by you for any reason pursuant to a notice of termination given during the 30-day period immediately following the first anniversary of the date of the first of any of the events described in Section 4(a) below to occur shall be deemed to be a termination for Good Reason for all purposes of this Agreement. Your mental or physical incapacity following the occurrence of an event


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           described above in clauses (1) through (5) shall not affect your ability to terminate employment for Good Reason.

           (a) A "Change of Control" is hereby defined to include the occurrence of any one of the following events:

               (i) Any person acquires other than directly from the Company in exchange for cash or property shares of Common Stock of the Company in excess of thirty percent (30%) of the Company's outstanding shares of Common Stock; or

               (ii) There is a merger, consolidation or other combination of the Company with one or more other corporations as a result of which more than forty-nine percent (49%) of the voting stock of the merged, consolidated or combined corporation is held by former shareholders of the corporations (other than the Company) which are parties to such merger, consolidation or other combination; or

               (iii) Two or more persons, who were not nominated as candidates for the Board of Directors of the Company in proxy statements forwarded to shareholders during any period of twenty-four (24) consecutive months on behalf of the Board of Directors of the Company, are elected to the Board of Directors of the Company by the shareholders of the Company voting in person or by proxy; or

               (iv) The approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company ("Business Combination") or, if consummation of such Business Combination is subject, at the time of such approval by shareholders, to the consent of any government or governmental agency, the obtaining of such consent (either explicitly or implicitly by consummation); excluding, however, such a Business Combination pursuant to which (i) all or substantially all of the individuals and entities who were the beneficial owners of the outstanding Company voting securities immediately prior to such business Combination beneficially own, directly or indirectly, more that 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the


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                     outstanding Company voting securities, (ii) no Person
                     (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (iii) all or substantially all of the assets of any three of the following Huffy Companies as currently configured (specifically, Huffy Bicycle Company, Huffy Sports Company, Huffy Service First, Inc. and Washington Inventory Service (the "Huffy Companies") remain owned by the Company after such Business Combination, provided, however, an event under this Section 4(a) shall be deemed to have occurred upon receipt of shareholder approval to the sale of all or substantially all of the assets of any two of the Huffy Companies currently owned by Huffy Corporation.

               (v) Other than as set forth in Subsection (iv) above, approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

           (b) If your employment is terminated, voluntarily or involuntarily, for any reason not specified in the first sentence of this
               Section 4, you shall have no right to any Severance Payment under this Agreement.

           (c) The Severance Payment shall be paid to you within 30 days after your written demand therefor in one lump sum, either by your drawing upon the Letter of Credit or by payment to you by the Escrow Agent, as appropriate.

           (d) Your right to make a demand for the Severance Payment hereunder shall terminate upon the expiration or termination of two (2) years from the date of the last of any of the events described in
               Section 4(a) to occur, unless you have become entitled to make and in fact have made, a demand within that time period.

           (e) Subject to Section 2(b) herein, the Severance Payment shall be recomputed as of the time of the payment set forth in
               Section 4(c) and if the recomputed amount is larger, the Company shall immediately pay you the amount by which the recomputed severance Payment exceeds the Severance Payment paid in escrow or secured by the Letter of Credit. In the event you receive a Severance Payment, you shall not receive a standard Company severance payment under Company Policy 110, unless in consideration for a release and waiver executed by you, as requested by the Company in its sole discretion.


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        5. The Company may terminate  the Letter of Credit or may withdraw the amount so deposited with the Escrow Agent pursuant to Section 1 when and only when (a) two (2) years have expired from the date of the last of any of the events described in Section 4(a) and no proper demand has been made during that time or (b) five (5) years have expired after the most recent event of the kind described in Section 3(a), (b), (c), (d) or (e) above and no event described in
           Section 4(a) has occurred or if it did occur, no proper demand has been made during that time, or (c) your right to a payment under this Agreement has been forfeited by you, whichever occurs first. If, before the expiration of such period, there shall occur another event of the kind described in Section 3(a), (b), (c), (d) or (e) above, the Company will not be required to make an additional deposit.

        6. The Company agrees to pay the charges of the Letter of Credit and of the Escrow Agent for its services under this Agreement, and the Company will be entitled to any interest or other income arising from the amount so deposited by it.

        7. The Letter of Credit will be subject to the issuing bank's usual rules and procedures relating to letter of credit and the Company will indemnify such bank against any loss or liability for any action taken by it in good faith in connection with the Letter of Credit.

        8. The escrow arrangement will be subject to the Escrow Agent's usual rules and procedures relating thereto, and the Company will indemnify the Escrow Agent against any loss or liability for any action taken by it in good faith in such capacity.

        9. In order to effect the Transactions, one or more purchasers may seek covenants of non-competition and other related covenants from the Company and you. Any or all of the following covenants by you shall be assignable by the Company, without your consent or approval, to any entity that acquires the Company, any of the Huffy Companies, or any business of any of the Huffy Companies, and/or to any of the Huffy Companies in connection with the disposition thereof by the Company (each such acquisition or disposition, an "Assignment Event"). In the event of any such assignment, references below to the Company shall be deemed to include references to such assignee (an "Assignee") except as specifically noted below. In consideration of the non-competition consideration (hereinafter defined), the Company and you agree as follows:



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           Confidential Information; No-Raid; Non-competition;

           (a) You shall hold in a fiduciary capacity for the benefit of the Company and its subsidiaries and affiliates (the "Affiliated Companies") all secret or confidential information, knowledge or data relating to the Company or any of the Affiliated Companies and their respective businesses (including, without limitation, any proprietary and not publicly available information concerning any processes, methods, trade secrets, research, secret data, costs or names of users or purchasers of their respective products or services, business methods, operating procedures or programs or methods of promotion and sale) that you obtain during your employment by the Company or any of the Affiliated Companies and that is not public knowledge (other than as a result of your violation of this Section 9(a) ("Confidential Information"). For the purposes of this Section 9(a), information shall not be deemed to be publicly available merely because it is embraced by general disclosures or because individual features or combinations thereof are publicly available. You shall not communicate, divulge or disseminate Confidential Information at any time during or after your employment with the Company or any of the Affiliated Companies, except with the prior written consent of the Company or its successor or assigns, or such Affiliated Company or its successor or assigns, as applicable, or as otherwise required by law or legal process. All records, files, memoranda, reports, customer lists, drawings, plans, documents and the like that you use, prepare or come into contact with during the course of your employment shall remain the sole property of the Company and/or one or more of the Affiliated Companies, as applicable, and shall be turned over to the Company or such Affiliated Companies, as applicable, upon termination of your employment.

           (b) You agree that you will not, any time during the Non-Competition Period (as defined in Section 9(c) below) (the "Non-Competition Period", without the prior written consent of the Company or the applicable Affiliated Company, as applicable, directly or indirectly employ, or solicit the employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is at any time during the previous twelve (12) months an employee, representative, officer or director of the Company or of any of the Affiliated Companies (except for such employment by the Company or any of the Affiliated Companies).

           (c) During the Non-Competition Period (as defined below) you shall not, without the prior written consent of the Board, engage in or become associated with a Competitive Activity. For purposes of this Section 9(c): (i) the "Non-Competition Period" means (A) the period during which you are employed by the Company, plus (B) the period ending on the 24 month anniversary of your date of termination from the Company; (ii) a "Competitive Activity" means any business or other endeavor, in any county of any state or any other country, that was being conducted by the Company or any of the Huffy


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               Companies at any time after the date of this Agreement and before the termination of your employment; provided, that with respect to any Assignee, a "Competitive Activity" shall not include any business or other endeavor that is not acquired by the Assignee from the Company in the related Assignment Event; and (iii) you shall be considered to have become "associated with a Competitive Activity" if you become directly or indirectly involved as an owner, principal, employee, officer, director, independent contractor, representative, stockholder, financial backer, agent, partner, advisor, lender, or in any other individual or representative capacity with any individual partnership, corporation or other organization that is engaged in a Competitive Activity. Notwithstanding the foregoing, you may make and retain investments during the Employment Period in less than one percent of the equity of any entity engaged in a Competitive Activity, if such equity is listed on a national securities exchange or regularly traded in an over-the-counter market.

           (d) In consideration for your agreement to be bound by the Non-Competition covenant of Section 9(c), the Company shall pay you the aggregate amount of $__________ (the "Non-Competition Consideration") in cash in installments (the "Installments") as follows: In the case of an Assignment Event, you shall receive a percentage of the Non-Competition Consideration, as follows: if the Assignment Event consists of the disposition of substantially all of the assets or stock of one or more Huffy Companies, 10% times the number of Huffy Companies involved upon consummation of a such Transaction(s). In addition, upon the occurrence of a Change of Control, you shall receive 30% of the Non-Competition Consideration. The balance of the Non-Competition Consideration (being an amount when aggregated with all prior payments, if any, hereunder equals 100%) shall be paid in full on the date of the first to occur of (i) your termination of employment or (ii) the consummation of the Change of Control; provided, that if you commit any breach of the Non-Competition covenant in
               Section 9(c), then the Company shall have no further obligation to pay any unpaid Installment, and you shall be required to return to the Company all Installments that had previously been paid, together with interest thereon at the applicable federal rate as defined in Section 1274(d) of the Internal Revenue Code of 1986, as amended, from the date the Installment was paid to you through the date you repay it to the Company.



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           (e) All plans, discoveries and improvements, whether patentable or unpatentable, made or devised by you, whether alone or jointly with others, from the date of your initial employment by the Company and continuing until the end of your employment and any subsequent period when you are employed by the Company or any of the Affiliated Companies, relating or pertaining in any way to your employment with or the business of the Company or any of the Affiliated Companies, shall be promptly disclosed in writing to the Company and are hereby transferred to and shall redound to the benefit of the Company, and shall become and remain its sole and exclusive property. You agree to execute any assignments to the Company or its nominee, of your entire right, title and interest in and to any such discoveries and improvements and to execute any other instruments and documents requisite or desirable in applying for and obtaining patents or copyrights, at the expense of the Company, with respect thereto in the United States and in all foreign countries, that may be required by the Company. You further agree, during and after the Employment Period, to cooperate to the extent and in the manner required by the Company, in the prosecution or defense of any patent or copyright claims or any litigation, or other proceeding involving any trade secrets, processes, discoveries or improvements covered by this Agreement, but all necessary expenses thereof shall be paid by the Company.

           (f) You acknowledge and agree that: (i) the purpose of the foregoing covenants, including without limitation the Non-Competition covenant of Section 9(c), is to protect the goodwill, trade secrets and other Confidential Information of the Company;
               (ii) because of the nature of the business in which the Company and the Affiliated Companies are engaged and because of the nature of the Confidential Information to which you have access, it would be impractical and excessively difficult to determine the actual damages of the Company and the Affiliated Companies in the event you breach any of the covenants of this
               Section 9; and (iii) remedies at law (such as monetary damages) for any breach of your obligations under this Section 9 would be inadequate. You therefore agree and consent that if you commit any breach of a covenant under this Section 9 or threaten to commit any such breach, the Company shall have the right (in addition to, and not in lieu of, any other right or remedy that may be available to it) to temporary and permanent injunctive relief from a court of competent jurisdiction, without posting any bond or other security and without the necessity of proof of actual damage. With respect to any provision of this Section 9 finally determined by a court of competent jurisdiction to be unenforceable, you and the Company hereby agree that such court shall have jurisdiction to reform this Agreement or any provision hereof so that it is enforceable to the maximum extent permitted by law, and the parties agree to abide by such court's determination. If any of the covenants of this Section 9 are determined to be wholly or partially unenforceable in any jurisdiction, such determination shall not be a bar to or

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               in any way diminish the Company's right to enforce any such covenant in any jurisdiction.

       10. Nothing herein shall be deemed to prohibit either you or the Company from terminating your employment at any time.

       11. As used in this Agreement, "person" shall be deemed to have the same meaning as when used in Section 13 of the Securities Exchange Act of 1934. As used in this Agreement, "Company" refers not only to Huffy Corporation but also to its successors by merger or otherwise.

           (a) You shall not be required to mitigate the amount of any Severance Payment paid to you by seeking other employment or otherwise, nor shall the amount of any Severance Payment be reduced by any compensation earned by you as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by you to the Company, or otherwise.

           (b) The Company will require any successor (whether direct or indirect, by purchase, merger, share exchange, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such successor had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle you to a Severance Payment and Non-Competition Consideration from the Company in the same amount and on the same terms as you would be entitled to hereunder after the occurrence of any Trigger Event and one of the events enumerated in Section 4(a) of this Agreement.

           (c) Subject to Section 2(b) herein, after you have the right to receive the Severance Payment and Non-Competition Consideration, as provided for in Section 4 above, the Company shall also pay to you, within thirty (30) days after incurred by you, an amount equal to all legal fees and expenses incurred in seeking to obtain or enforce any right or benefit provided by this Agreement or in connection with any tax audit or proceeding to the extent attributable to the application of section 4999 of the Internal Revenue Code of 1986, as amended from time to time, to any payment or benefit provided hereunder up to a maximum of $500,000.

       12. This Agreement cancels and supersedes, as of the date hereof, the prior agreement between you and the Company, dated _____________.


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[Date]
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________________________________________________________________________________

       13. Notwithstanding anything to the contrary herein, this Agreement shall be null and void if you have received an alternate retention agreement for cash incentive pay ("Retention Agreement") in connection with the sale of the assets or equity of the Huffy Company of which you are an employee and such sale has been consummated prior to an event in Section 4(a) having occurred. If an event under
           Section 4(a) occurs and you have received a Retention Agreement for cash incentive pay which is not null and void under the terms of such Retention Agreement, then all amounts received under the Retention Package shall reduce dollar for dollar but not below zero all amounts owed by the Company under Section 2 herein.

         In no event shall any payments be made hereunder, which would cause a breach or Event of Default, as defined in the Loan and Security Agreement by and among the Company, Affiliated Companies, Congress Financial Corporation and certain financial institutions, the Credit Agreement by and among the Company, Affiliated Companies, KeyBank National Association, as agent, and certain financial institutions and those agreements related thereto and contemplated thereby dated January 26, 2000. In such event as contemplated in the foregoing sentence, the provision requiring such payment shall be deemed unenforceable and of no force and effect, until permitted under such agreements or after the expiration thereof.

         Please indicate your acceptance of this Agreement by signing one copy of this letter in the space provided below and returning it to me. The other copy is for your files.

Sincerely,

HUFFY CORPORATION



By ___________________________



AGREED TO AND ACCEPTED this _____ day of ____________________, 2000.




______________________________